CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this "Agreement") is made and entered into as of January 4, 2018, by and between **International Monetary** ("Consultant"), a California corporation, and **American Premium Water Corp** ("Company"), a public corporation (OTC Pink: HIPH).

NOW, THEREFORE, for and in consideration of the mutual promises herein contained and the benefits that have and will inure to each of the parties hereto, the parties hereto do agree as follows:

1. Services. Subject to the terms and conditions of this Agreement, Consultant agrees to perform for Company the following services:

A. Provide capital formation services in identifying and coordinating with micro/small cap broker dealers, underwriters, funds, institutional investors and other capital sources for equity capital, debt financing, and OTC securities' loans;

B. Business development services including corporate planning, sourcing, negotiations, and the formation of relationships with potential strategic investors/business partners/alliances/M&A candidates and other general consulting needs as expressed by Company;

C. Provide corporate and management services to Company's senior management team, including, but not limited to, strategy, finance, review financials, public filings, shareholder relations/corporate communications, and other professional services;

D. Identify and coordinate with securities analysts in Company's industry and opt-in investor awareness platforms for providing recommendations through research reports, newsletters, and online financial exchanges;

E. Identify and direct affiliates who specialize in public/investor relations thru media portals and financial media to the investment community through social networking, digital marketing, and other online communications;

F. Plan and organize meetings, road shows and calls with broker/dealers and individual brokers able to participate in penny stocks;

G. Guidance and assistance in other available alternatives to maximize shareholder value with a concentrated focus on assisting with specific corporate governance requirements for an up listing to a major listed exchange (NYSE Amex or Nasdaq).

Such services are hereinafter referred to as "Services." Company agrees that Consultant shall have ready access to Company's staff and resources as necessary to perform the Consultant's Services provided for by this Agreement. Company agrees that the cost of legal, accounting, investor relations and Director services are the responsibility of the Company and not of the Consultant. Consultant and its members, principles, employees and agents are not officers or directors of the Company. Consultant shall have no power to bind Company to any contract or obligation or to transact any business in Company's name or on behalf of Company in any manner.

Consultant, as part of this Agreement, will consult with the Company with respect to its capital raising efforts, advising the Company on capital raising strategies, and introducing and referring the Company to its retail/institutional capital sources (i.e.: funds, family offices, broker

dealers, investment banks, underwriters, accredited investors, etc. referred to herein as "Contacts") on a best-efforts basis. Consultant will not provide the services of a broker, and Company acknowledges that it is not engaging Consultant as a registered broker-dealer under Section 15A of the U.S. Securities Exchange Act of 1934, or any similar state law, and that Consultant cannot, and shall not be required hereunder to, engage in the offer or sale of securities for or on behalf of the Company. While Consultant has preexisting relationships with Contacts, Consultant's participation in any actual or proposed offer or sale of Company securities shall be limited to that of an advisor to the Company and, if applicable, a "finder" of accredited investors, underwriters and funds. The Company acknowledges and agrees that the solicitation and consummation of any purchases of the Company's securities shall be handled by the Company and/or any other licensed firms engaged by the Company for such purposes. Consultant will determine the method, details, and means of performing the services.

It is expressly understood and agreed by Company that, in reliance upon Company's representations, warranties and covenants contained herein, immediately upon execution and delivery of this Agreement by Company, Consultant is setting aside and allocating for the benefit of Company valuable resources (including, without limitation, capital and reservation of work schedules of employees) required to fulfill Consultant's obligations described in Item 1, above. In doing so, Consultant agrees to forebear from undertaking other opportunities and commitments (that would result in enrichment to Consultant) in order to be available to provide Company the services contemplated by this Agreement.

2. Period of Performance. The Company shall hire Consultant for a period of six (6) months commencing on the date hereof, unless earlier terminated pursuant to the terms of this Agreement, see Item 6, below. The Agreement may also be extended for additional time periods, upon agreement by both parties.

3. Exclusivity, Performance and Confidentiality. The services of Consultant hereunder shall not be exclusive, and Consultant and its agents may perform similar or different services for other persons or entities whether or not they are competitors of Company. The Consultant agrees that it will, at all times, faithfully and in a professional manner perform all of the duties that may be reasonably required of the Consultant pursuant to the terms of this Agreement. Consultant shall be required to expend only such time as is necessary to service Company in a commercially reasonable manner. The Consultant does not guarantee that its efforts will have any impact upon the Company's business or that there will be any specific result or improvement from the Consultant's efforts. Consultant acknowledges and agrees that confidential and valuable information proprietary to Company and obtained during its engagement by the Company, shall not be, directly or indirectly, disclosed without the prior express written consent of the Company, unless and until such information is otherwise known to the public generally or is not otherwise secret and confidential. Additionally, Company acknowledges and agrees that Contacts and other confidential and valuable information proprietary to Consultant that is introduced and/or employed during its engagement with the Consultant, shall not be, directly or indirectly, disclosed or employed without the prior express written consent of the Consultant.

4. Compensation for Services. As consideration for Consultant entering into this Agreement, Client agrees to pay and deliver to Consultant the following consideration, which consideration is nonrefundable regardless of the circumstances:

a) Company agrees to compensate Consultant for Services in the amount of five million eight hundred thousand (5,800,000) shares of Company's common stock (the "Shares") on a fully diluted basis with two million nine hundred thousand (2,900,000) shares payable on the date hereof, and two million nine hundred thousand (2,900,000) shares of Company's common stock, on a fully diluted basis, payable three (3) months from the date hereof. The Shares issued to the Consultant shall have the status of "restricted" securities as the term is defined by Rule 144 under the Securities Act of 1933, as amended. These Shares are non-cancelable and shall have piggyback registration rights upon the first SEC registration filed by the Client. If there is no registration filed, Company agrees to provide legal opinion of counsel and clear certificates under rule 144 twelve (12) months from the effective date specified on Agreement for each certificate.
b) Client agrees to compensate Consultant for Services with a monthly fee in the amount of five thousand ($5,000) dollars during the Period of Performance, payable on the 1st of each month for such month's services, or if such date is not a business day, on the next business day thereafter. The initial cash payment of $5,000 and any subsequent payments will begin to accrue immediately upon execution of Agreement and **will only be payable to Consultant once Company has raised additional capital after the date hereof.** Any undisputed monthly Compensation Fees not paid when due shall bear interest at the rate of 12% per annum from the due date until paid in full. The Company acknowledges all Fees are non-refundable.

The Shares, when issued as directed by Consultant, will be duly authorized, validly issued and outstanding, fully paid and non-assessable, and will not be subject to any liens or encumbrances. Securities shall be issued to Consultant in accordance with a mutually acceptable plan of issuance as to relieve securities or Consultant from restrictions upon transferability of shares in compliance with applicable registration provisions or exemptions.

After careful review and extensive discussions and negotiations between Company and Consultant and their advisors, Company agrees that, when received by Consultant, the above-described consideration shall be nonrefundable regardless of the circumstances, whether foreseen or unforeseen upon execution and delivery of this Agreement. Company further acknowledges and agrees that said consideration is earned by Consultant: (1) upon Company's execution and delivery of the Agreement and prior to the provision of any service hereunder; (2) in part, by reason of Consultant's agreement to make its resources available to serve Company and as further described in the Preliminary Statement and elsewhere herein; and (3) regardless of whether Company seeks to terminate this Agreement prior to consultant's delivery of any services hereunder. If Company takes any action to terminate this Agreement or to recover any consideration paid or delivered by Company to Consultant other than by reason of Consultant's gross negligence or willful misconduct, Consultant shall be entitled to all available equitable remedies, consequential and incidental damages and reasonable attorneys' fees and costs incurred as a result thereof, regardless of whether suit is filed and regardless of whether Company or Consultant prevails in any such suit.

5. **Expense Reimbursement:** Consultant agrees that it will supply all instrumentalities, tools, implements, appliances, and other materials needed for the performance of Services and will bear all routine business and operational expenses incurred to perform such Services. The Company will reimburse Consultant for all pre-approved out-of-pocket expenses, so long as such expenses are pre-approved and documented, and incurred in performing the Services. The Company shall reimburse Consultant for the following reasonable travel expenses incurred by

Consultant directly in the performance of Services for the Company: transportation expenses, including air fare, rental cars, gas, and taxi fare, hotel expenses, meals, and dry cleaning expenses for trips longer than three (3) days. Company shall pay the amounts due to Consultant upon receipt of an invoice, which shall be sent to Company by Consultant. Company shall pay the amount of such invoice to Consultant within ten (10) days from the date the invoice is received by Company.

6. **Termination.** For the duration of the Period of Performance, this Agreement may be terminated by either party, who may cancel this Agreement in the event the other party violates any material provision of this Agreement and fails to cure such violation within twenty (20) days of written notification of such violation from the other party. Such termination shall not excuse the breach or non-performance by the other party or relieve the breaching party of its obligation incurred prior to the date of termination, including, without limitation, the obligation of Company to pay the nonrefundable consideration described in Item 4, above. Effective as of the date of termination, all compensation previously paid to Consultant has been earned, but Consultant's right to receive further compensation hereunder shall cease (except to the extent, as of the cancellation date, that the Company owes the Consultant consideration).

7. **Representations, Warrants and Covenants.** Company represents, warrants and covenants to Consultant as follows:

a. Company has the full authority, right, power and legal capacity to enter into this Agreement and to consummate the transactions which are provided for herein. The execution of this Agreement by Company and its delivery to Consultant, and the consummation by it of the transactions which are contemplated herein have been duly approved and authorized by all necessary action by Company's Board of Directors and no further authorization shall be necessary on the part of the Company for the performance and consummation by Company of the transactions which are contemplated by this Agreement.

b. The business and operations of Company have been and are being conducted in all material respects in accordance with all applicable laws, rules and regulations of all authorities which affect Company or its properties, assets, businesses or prospects. The performance of this Agreement shall not result in any breach of, or constitute a default under, or result in the imposition of any lien or encumbrance upon any property of Company or cause an acceleration under any arrangement, agreement or other instrument to which Company is a party or by which any of its assets are bound. Company has performed in all respects all of its obligations which are, as of the date of this Agreement, required to be performed by it pursuant to the terms of any such agreement, contract or commitment.

8. **Notices.** All notices, consents, changes of address and other communications required or permitted to be made under the terms of this Agreement shall be in writing and shall be (i) personally delivered by an agent of the relevant party, or (ii) transmitted by postage prepaid, certified or registered mail, or (iii) facsimile transmission with an original mailed by first class mail, postage prepaid, addressed as follows:

To Company: **American Premium Water Corp**
Address: 12777 Jefferson Blvd
Building 'D', Third Floor
Playa Vista, CA 90066
Fax: 888-983-0054
Email: rf@americanpremiumwater.com
Attention: Ryan Fishoff

To Consultant: **International Monetary**
620 Newport Center Dr, #1100
Newport Beach, CA, 92660
Fax: 888-409-4114
Email: blaine@intlmonetary.com
Attention: Blaine Riley

or in each case to such other address and facsimile number as shall have last been furnished by like notice. If mailing is impossible due to an absence of postal service, and other methods of sending notice are not otherwise available, notice shall be hand-delivered to the aforesaid addresses. Each notice or communication shall be deemed to have been given as of the date so mailed or delivered, as the case may be; provided, however, that any notice sent by facsimile shall be deemed to have been given as of the date sent by facsimile if a copy of such notice is also mailed by first class mail on the date sent by facsimile; if the date of mailing is not the same as the date of sending by facsimile, then the date of mailing by first class mail shall be deemed to be the date upon which notice given.

9. **Waiver of Breach**. The waiver by any party of a breach by another party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the breaching party. No waiver shall be valid unless in writing and signed by the party sought to be bound.

10. **Assignment**. Consultant acknowledges that the services to be rendered by Consultant are unique and personal. Accordingly, Consultant may not assign any of Consultant's rights or delegate any of Consultant's duties or obligations under this Agreement, except to the extent amounts are payable to Consultant hereunder after Consultant's death, in which case those benefits may be assigned by will or the law of descent. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the Company and its successors and assigns.

11. **Severability**. In the event that any of these provisions shall be held to be invalid or unenforceable, the remaining provisions hereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. The parties in no way intend to include a provision that contravenes public policy. Therefore, if any provision of this Agreement is unlawful, against public policy, or otherwise declared void or unenforceable, such provision shall be deemed excluded from this Agreement, which shall in all other respects remain in effect.

12. **Entire Agreement, Modification or Amendment**. The parties hereby agree that this Agreement contains the entire agreement and understanding by and between the parties with respect to the subject matter hereof, and no representations, promises, agreements, or understandings, written or oral, relating to the subject matter hereof not contained herein shall be of any force or effect. Consultant agrees that Consultant has actively participated in negotiating the provisions contained in this Agreement, that these provisions have been negotiated in good faith by all parties, and that the terms of this Agreement should not be construed against either the Company or Consultant. This Agreement may be amended only by written amendment signed by the parties.

13. **Counterparts**. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument. Rebut table proof of execution of this Agreement by any party may be made by presentation of a copy of this Agreement bearing a facsimile or photostatic copy of the signature of the party whose execution is sought to be proved, and such copies shall be as valid as the originals and as admissible as evidence of proof of the execution and terms and provisions hereof as the originals.

14. **Headings**. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

15. **Arbitration.** Any and all disputes arising out of or relating to the interpretation, application, formation, or the termination of this Contract shall be subject to binding and final arbitration in Orange County, California, pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Any decision issued there from shall be binding upon the parties and shall be enforceable as a judgment in any court of competent jurisdiction. The prevailing party in such arbitration or other proceeding shall be entitled, in addition to such other relief as many be granted, to a reasonable sum as and for attorney's fees in such arbitration or other proceeding which may be determined by the arbitrator or other officer in such proceeding. If collection is required for any payment not made when due, the creditor shall collect statutory interest and the cost of collection, including attorney's fees whether or not court action is required for enforcement. The prevailing party in any such proceeding shall also be entitled to reasonable attorneys' fees and costs in connection all appeals of any judgment

16. **Governing Law**. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to California's rules of conflicts of law, and regardless of the place or places of its physical execution and performance.

17. **Independent Contractor Relationship.** The parties hereto intend that an independent contractor-owner relationship will be created by this Agreement. Company is interested only in the result to be achieved, and the conduct and control of the Services will lie solely with Consultant. Consultant is not to be considered an agent or employee of Company for any purpose, and neither Consultant nor his employees are entitled to any of the benefits that Company may provide for its own employees. Payments to consultant hereunder shall not be subject to withholding taxes or other employment taxes as required with respect to compensation paid to an employee. It is understood that Company does not agree to use Consultant exclusively. It is further understood that Consultant is free to contract for similar or other services to be performed for other owners while under this Agreement with Company.

18. **Preliminary Statement.** The Preliminary Statement is incorporated herein by this reference and made a material part of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above-written.

COMPANY

American Premium Water Corp

By: ______________________

Name: Ryan Fishoff

Title: Managing Director

CONSULTANT

International Monetary

By: ______________________

Name: Blaine Riley

Title: Managing Director

International Monetary wire instructions:

JP Morgan Chase Bank
ABA Routing #: 322271627
Acct #: 786972310
Fbo: International Monetary